August 18, 1995


Dear Shareholder:

We are pleased to present the Semi-Annual Report for the AMT
Capital Fund, reflecting its operations for the first six months of 1995. The Portfolios in the Fund, along with other mutual funds distributed by AMT Capital Services, offer investors an opportunity to gain access to some of the nation's top investment advisers at lower, institutional fee levels. As of today, net assets in the AMT Capital Fund were $71.7 million, more than double the level at year-end.

The Money Market Portfolio continues to outperform its benchmark, as it has consistently done in every month since January 1994. Favorable duration management and yield curve positioning account for the Portfolio's performance and its return compares favorably with that of similar funds.

The HLM International Equity Portfolio, whose company-focused
"bottom-up" approach can produce short-term performance volatility relative to the benchmark, underperformed in the first quarter as markets were subdued outside the U.S. and as markets discounted strong earnings reports. In the second quarter, market valuations reflected continuing strong earnings and the Portfolio substantially outperformed its benchmark. Net performance for the year-to-date and the trailing 12-month period is above its benchmark. The NAV for the HLM
International Equity Portfolio is now published daily in the New York Times, the Wall Street Journal and other daily periodicals (NASDAQ symbol - AMTHX).

We are actively exploring opportunities to add additional
Portfolios and to grow existing ones. We greatly appreciate your interest and participation in the AMT Capital Fund. We welcome the opportunity to discuss the investment approach, performance and merits of this or any other fund distributed by AMT Capital Services. Please note that we have enclosed a copy of Eleanor Hoagland's Investment Outlook. Do not hesitate to contact us with questions or comments regarding these reports, or if we can be of assistance in any manner.



Sincerely,

by: \s\ Alan M. Trager

Alan M. Trager
President

Table of Contents

HLM International Equity Portfolio - Overview                      1
HLM International Equity Portfolio - Statement of Net Assets       2
Money Market Portfolio - Overview                                  5
Money Market Portfolio - Statement of Net Assets                   6
Statement of Operations                                            7
Statement of Changes in Net Assets                                 8
Financial Highlights                                               9
Notes to Financial Statements                                      11

HLM International Equity Portfolio

Graph: Comparison of change in value of $10,000 investment in HLM
International Equity Portfolio and the MSCI World Ex U.S.A. Index (Net) where the Y-axis ranges from $9,000 to $10,434 and the X-axis ranges from $9,000 to $11,500.

The HLM International Equity Portfolio rose by 6.44% during the first six months of the year, outperforming its benchmark, the MSCI World-ex USA Index, which rose 2.91%. Net assets rose to $37.8 million. The Portfolio's objectives are to seek long-term capital appreciation through investments in companies based outside the United States.

Developments in the First Quarter

The Portfolio fell in value during the first quarter, underperforming its benchmark. Returns in local markets were mainly flat to negative, especially in Japan and Germany. While the companies in which the Portfolio was invested generally continued to report very strong earnings, market valuations were considerably less robust. Some of the smaller markets in which the Portfolio
invests were hard hit by the Mexican crisis.   A relatively high cash position
at the start of the quarter and limited exposure to the Japanese markets were positive factors but were not sufficient to overcome low valuations across markets. New purchases included Development Bank of Singapore, Muenchener Rueckversicherungs-Gesellschaft, Rentokil Group, Wolters
Kluwer N.V., and Hong Kong and China Gas.  Pan American Beverages and
Jardine Strategic Holdings were sold.

Developments in the Second Quarter

In contrast to the first quarter, the Portfolio significantly outperformed the benchmark in the second quarter. Markets recovered from the weakness of the first few months of the year, while more stable currency rates provided a positive underpinning for longer-term markets. The Portfolio at June 30 held some 44 companies in 18 countries. New purchases included Canon, PartnerRe, IHC Caland N.V., Imperial Oil and Astra AB while positions in Makita Corp. and Hong Kong and China Gas were sold.

HLM International Equity Portfolio - Statement of Net Assets
June 30, 1995 (Unaudited)
                                                         Shares         Values

Long-Term Investments - 92.0%

Equities - 88.9%

Argentina - 1.3%
Quilmes Industries S.A. (Consumer Non-Cyclical)
        (Cost - $532,676)                                 24,900    $   485,550

Bermuda - 1.1%
PartnerRe Holdings Ltd. (Credit Sensitive)
        (Cost - $367,992)                                 15,200        397,100

Canada - 1.9%
Imperial Oil Ltd. (Natural Resources)
        (Cost - $750,704)                                 19,600        727,650

France - 8.2%
Cie Generale des Eaux (Financial)                         12,330      1,374,383
Coflexip - ADR (Natural Resources)                        24,600        624,225
Financiere et Industrielle Gaz Et Eaux (Consumer Cyclical) 1,380        538,384
IDIA (Consumer Non-Cyclical)                              20,280        552,160
IDIA Rights expiring 9/29/95 (Consumer Non-Cyclical)*      7,880              0
        Total (Cost - $3,064,094)                                     3,089,152

Germany - 9.6%
Deutsche Bank AG (Credit Sensitive)                       15,200        738,034
Hochtief AG (Basic Industry)                               1,450        798,338
Krones AG Preferred (Capital Goods & Technology)           1,530        728,519
Linde AG (Basic Industry)                                  1,556        921,907
Muenchener Rueckversicherungs-Gesellschaft
        (Credit Sensitive)                                   195        426,915
        Total (Cost - $3,684,326)                                     3,613,713

Hong Kong - 4.8%
Hutchison Whampoa Ltd. (Consumer Cyclical)               282,000      1,363,103
Johnson Electric Holdings-500
        (Capital Goods & Technology)                     223,500        450,621
        Total (Cost - $1,791,086)                                     1,813,724

Indonesia - 1.0%
P.T. Wicaksana Overseas International
        (Consumer Non-Cyclical)*
        Total (Cost - $359,617)                          139,000        390,270

Japan - 11.6%
Canon, Inc. (Capital Goods & Technology)                  54,000        878,773
Canon Sales Co., Inc. (Capital Goods & Technology)        29,000        803,657
Ito Yokado Co., Ltd. (Consumer Cyclical)                  14,000        737,972
Mitsubishi Heavy Industries Ltd.
        (Capital Goods & Technology)                     145,000        984,913
Nippon Denso (Basic Industry)                             54,000        980,662
Senshukai Co. Warrants Expiring 7/18/95
        (Consumer Cyclical)*                                  10              5
        Total (Cost - $4,507,564)                                     4,385,982

Malaysia - 4.2%
Nestle (Malaysia) Berhad (Consumer Non-Cyclical)          99,000      $ 759,667
Nylex (Malaysia) Berhad (Basic Industry)                 262,000        811,702
        Total (Cost - $1,346,533)                                     1,571,369

Netherlands - 9.1%
IHC Caland N.V. (Basic Industry)                          13,800        391,995
Randstad Holdings N.V. (Consumer Cyclical)                12,350        873,828
Royal Dutch Petroleum Co. - ADR (Natural Resources)       11,600      1,413,750
Wolters Kluwer N.V. (Consumer Non-Cyclical)                8,800        776,604
        Total (Cost - $3,272,638)                                     3,456,177

Norway - 3.8%
Norsk Hydro AS - ADR (Natural Resources)                  18,133        757,053
Unitor Ships Service - ADR (Basic Industry)               39,800        690,769
        Total (Cost - $1,411,077)                                     1,447,822

Singapore - 5.5%
Development Bank of Singapore Ltd. (Credit Sensitive)     70,000        796,824
Keppel Corp. Ltd. (Basic Industry)                       159,000      1,297,679
        Total (Cost - $2,085,796)                                     2,094,503

South Africa - 1.9%
Liblife Strategic Investments Ltd. (Pooled Funds)
Total (Cost - $708,814)                                    218,000      734,573

Spain - 2.9%
Banco Intercontinental ESPA (Financial)
        Total (Cost - $1,093,188)                           12,300    1,108,016

Sweden - 2.0%
Astra AB (Consumer Non-Cyclical)
        Total (Cost - $730,860)                             25,000      752,568

Switzerland - 12.0%
BBC AG (Brown Boveri) (Capital Goods & Technology)          6,500      1,305,652
Nestle AG - Sponsored ADR (Consumer Non-Cyclical)          23,800      1,238,423
Sika Finanz AG (Basic Industry)                             2,170        688,739
SGS Societe Generale de Surveillance Holding SA-Bearer
        Shares (Consumer Cyclical)                            300        521,739
SGS Societe Generale de Surveillance Holding SA-Reg.
        Shares (Consumer Cyclical)                          2,400        772,174
        Total (Cost - $4,287,148)                                      4,526,727

United Kingdom - 8.0%
Blenheim Group p.l.c. (Consumer Cyclical)                 188,000        756,362
British Sky Broadcasting - ADR (Consumer Cyclical)*        18,800        491,150
Hanson p.l.c. - ADR (Consumer Cyclical)                    58,000      1,022,250
Rentokil Group p.l.c. (Consumer Non-Cyclical)             179,000        768,554
        Total (Cost - $3,031,939)                                      3,038,316

        Total Equities (Cost-$33,026,052)                             33,633,212

Bonds - 3.1%
Bangkok Bank Public Co. Convertible Bond (Thailand),
        3.25%  due 03/03/04 (Finance)
        (Cost - $1,098,245)                            $1,125,000     $1,147,500

        Total Long-Term Investments (Cost - $34,124,297)              34,780,712

Short-Term Investments - 36.3%

Harris Bank Time Deposit, 5.86% due 7/3/95               8,395,400     8,395,400
Prudential Bache Securities Repurchase Agreement,
        5.78% due 7/03/95
        Issued 6/30/95 (Collateralized by $5,491,495 of FNMA
        Strip Tranche, 9.0% due 9/01/22)                  5,331,336    5,331,336
        Total Short-Term Investments (Cost - $13,726,736)             13,726,736

        Total Investments - 128.3% (Cost - $47,851,033)               48,507,448

Other Assets and Liabilities - (28.3%)
Receivable from investment adviser                                        41,378
Foreign currency holdings (Cost - $1,069,671)                          1,075,697
Other assets                                                             202,770
Payables for Securities Purchased                                    -11,901,412
Other Liabilities                                                       -106,207
        Other Assets and Liabilities, net                            -10,687,774

Net Assets - 100.0%
Applicable to 3,664,546 outstanding $.001 par value shares
       (authorized 250,000,000 shares)                              $37,819,674

Net Asset Value Per Share                                                $10.32

Components of Net Assets as of June 30, 1995 were as follows:
Capital Stock at par value ($.001)                                        $3,665
Capital Stock in excess of par value                                  37,127,256
Undistributed investment income, net                                     220,870
Accumulated net realized (loss) on investments and foreign currency-
        related transactions                                            -156,857
Temporary overdistribution of net realized gain on investments           -10,017
Net unrealized appreciation on investments and on assets and
        liabilities denominated in foreign currencies                    634,757
                                                                     $37,819,674

*Non-income producing securities
See Notes To Financial Statements

Money Market Portfolio

Graph: Comparison of change in value of $10,000 investment in Money Market Portfolio and the IBC/Donoghue's Money Market Fund Average where the
Y-axis ranges from $10,000 to $10,759 and the X-axis ranges from 11/1/93 to 6/30/95.

The Money Market Portfolio provided a total return of 2.87% outperforming its benchmark, the Donoghue's Money Market Fund Average, by 14 basis points. The Portfolio invests in high-quality short-term money market instruments. Its objective is to seek current income, liquidity and the maintenance of a stable net asset value. Net assets were $23.0 million as of June 30, 1995.

Developments in the First Quarter

The Portfolio outperformed its benchmark due to favorable yield curve and duration exposures. Interest rates declined despite a well-anticipated tightening by the Fed. The short-term yield curve flattened. The significant decline in the dollar against the mark and yen had a more limited effect than might have been expected, as domestic data turned decidedly weaker as the quarter progressed.

Developments in the Second Quarter

Rates continued to decline abruptly through the second quarter.
Interest rate volatility soared and the yield curve continued to flatten. The Portfolio was well positioned to benefit from these changes, although non-Treasury holdings detracted a bit from performance as spreads widened.

Money Market Portfolio - Statement of Net Assets
June 30, 1995 (Unaudited)
                                                        Face Amount     Value
Bank Obligations - 24.2%
Chemical Bank BA, 5.9% due 8/8/95                      $1,000,000   $  993,772
Bank of America Bank Note, 5.935% due 9/21/95           1,000,000    1,000,000
Mellon Bank Bank Note, 6.24% due 11/1/95                1,000,000    1,000,000
Canadian Imperial Bank Yankee CD, 6.07% due 8/15/95     1,000,000    1,000,047
Societe Generale Yankee CD, 6% due 8/14/95              1,000,000    1,000,000
Republic Natl Bank New York London Time Deposit,
       6.375% due 7/3/95                                  591,000      591,000
       Total (Cost - $5,584, 819)                                    5,584,819

Commercial Paper - 62.6%*
Abbey National N.A., 5.86% due 9/21/95                  1,000,000      986,652
At&T Capital Corp, 6% due 8/11/95                         350,000      347,608
Bass Finance (C.I.) Ltd, 5.87% due 9/21/95              1,000,000      986,630
Cheltenham & Gloucester, 6.02% due 7/18/95              1,000,000      997,157
Coca Cola Company, 5.95% due 11/3/95                    1,000,000      979,340
Dupont (E.I.) De Nemours & Co., 5.85% due 9/21/95       1,000,000      986,675
Emerson Electric Co, 5.87% due 8/11/95                  1,000,000      993,315
General Electric Capital Corp, 5.94% due 8/2/95         1,000,000      994,720
Golden Peanut Corp, 5.7% due 10/5/95                    1,000,000      984,800
Hanson Finance, 5.87% due 9/14/95                       1,000,000      987,771
Kellogg Co, 5.97% due 8/1/95                              232,000      230,791
RTZ America Inc., 5.95% due 7/26/95                     1,000,000      995,868
Student Loan Corporation, 5.93% due 8/1/95              1,000,000      994,894
Kingdom Of Sweden, 6.05% due 10/20/95                   1,000,000      981,346
Unilever Capital Corp, 5.75% due 9/22/95                1,000,000      986,743
U.S. West Communication, 5.87% due 9/14/95              1,000,000      987,771
       Total (Cost - $14,422,081)                                   14,422,081

U.S. Government Agency Obligations - 12.9%
FNMA Discount Note, 5.8% due 9/14/95                    1,000,000      987,917
FHLMC Discount Note, 5.8% due 9/1/95                    2,000,000    1,980,022
       Total (Cost - $2,967,939)                                     2,967,939

       Total Investments - 99.7% (Cost - $22,974,839)               22,974,839

Other Assets and Liabilities - 0.3%
Receivable from investment adviser                                      12,277
Other assets                                                            91,850
Other liabilities                                                      -32,898
       Other Assets and Liabilities, net                                71,229

Net Assets - 100.0%
Applicable to 23,035,277 outstanding $.001 par value shares
       (authorized 1,000,000,000 shares)                          $ 23,046,068

Net Asset Value Per Share                                         $       1.00

Components of Net Assets as of June 30, 1995 were as follows:
Capital Stock at par value ($.001)                                $     23,035
Capital Stock in excess of par value                                23,012,242
Temporary overdistribution of net investment income                       -487
Accumulated net realized gain on investments                            11,278
                                                                  $ 23,046,068
* Interest rate shown represents yield to maturity at date of purchase
See Notes To Financial Statements


Statement of Operations
For the Six Months Ended 6/30/95 (Unaudited)
                                               HLM International   Money Market
                                                Equity Portfolio    Portfolio
Investment Income
Interest                                           $   67,118        $ 669,300
Dividends (net of withholding taxes of $29,837)       232,214                -
        Total investment income                       299,332          669,300

Expenses
Investment advisory fees                               49,989           27,343
Administration fees                                     7,307           11,037
Custodian fees                                         34,469           13,411
Shareholder recordkeeping fees                          9,855            2,093
Legal fees                                             20,911            2,354
Audit fees                                             13,759           12,593
Directors' fees and expenses                            2,541            2,541
Insurance expense                                       4,136            7,125
Amortization of organization costs                          -            8,755
Federal and srate registration filing fees             15,874            4,227
Other fees and expenses                                 1,868            2,691

        Total operating expenses                      160,709           94,170

Waiver of investment advisory and administration
fees and reimbursement of other expenses              -96,749          -50,421

        Total operating expenses, net                  63,960           43,749

Investment income, net                                235,372          625,551

Realized and unrealized gain (loss) on investments
and foreign currency-related transactions
Net realized gain (loss) from investments             -93,374           21,729
Net realized (loss) from foreign currency-related
        transactions                                  -20,469                -
Net unrealized appreciation on investments            721,850                -
Net unrealized (depreciation) on translation of assets
        and liabilities denominated in foreign c      -22,969                -

        Realized and unrealized gain on investments
        and foreign currency-related transaction      585,038           21,729

        Net increase in net assets
        resulting from operations                   $ 820,410        $ 647,280

See Notes To Financial Statements

Statement of Changes in Net Assets
(Unaudited)
                                 HLM International Equity Portfolio       Money Market Portfolio
                                  For the Six      For the Period      For the Six     For the Year
                                  Months Ended    from 5/11/94* to     Months Ended       Ended
                                    6/30/95           12/31/94           6/30/95         12/31/94
Increase (Decrease) in Net Assets From Operations
Investment income, net                 $235,372        $30,787            $625,551       $839,278

Net realized gain (loss) from investments and
        foreign currency-related       -113,843        -43,014              21,729         -3,723

Net unrealized appreciation (depreciation) on
        investments and on translation of assets and
        liabilities denominated         698,881        -64,124                   -              -

Net increase (decrease) in net assets resulting
        from operations                 820,410        -76,351             647,280        835,555

Distributions to Shareholders From
Investment income, net                   18,179         27,110             625,551        839,278

In excess of investment income,              -               -                 487              -

Temporary overdistribution of net realized gain
        on investments                       -          10,017                   -          6,728

Total distributions                      18,179         37,127             626,038        846,006

Capital Share Transactions, Net      28,113,565      9,017,356           1,018,685     19,680,959

Total increase in net assets         28,915,796      8,903,878           1,039,927     19,670,508

Net Assets
        Beginning of period           8,903,878              -          22,006,141      2,335,633

        End of period               $37,819,674     $8,903,878         $23,046,068    $22,006,141

Undistributed (Overdistributed) Investment
        Income, Net                   $220,870         $3,677               $(487)           $  -

* Commencement of operation
See Notes To Financial Statements

Financial Highlights
(Unaudited)
                                         HLM International Equity Portfolio
                                         For the Six         For the Period
                                         Months Ended        from 5/11/94*
                                            6/30/95            12/31/94
Per Share Data
Net asset value, beginning of period            $9.709            $10.000

Income From Investment Operations
Investment income, net                           0.071              0.036

Net realized and unrealized gain (loss) on
        investments and foreign currency-
        related transactions                     0.555             -0.283

        Total from investment operations         0.626             -0.247

Less Distributions
From investment income, net                      0.015              0.032

In excess of net realized gain on
        investments                                  -              0.012

        Total distributions                      0.015              0.044

Net asset value, end of period                 $10.320              $9.709

Total Return                                     6.44%(b)          -2.47%(b)

Ratios/Supplemental Data
Net assets, end of period                 $  37,819,674         $  8,903,878

Ratio of expenses to average net assets          1.00%(a)           0.95%(a)

Decrease in above ratio due to waiver
of investment advisory and administration
services fees and reimbursement of
other expenses                                   1.41%(a)           1.33%(a)

Ratio of net investment income to
average net assets                               3.53%(a)           1.13%(a)

Portfolio turnover                              11.59%(b)          27.49%(b)

                                                  Money Market Portfolio
                                        For the Six    For the   For the Period
                                       Months Ended   Year Ended  from 11/1/93*
                                         6/30/95       12/31/94      12/31/93

Per Share Data
Net asset value, beginning of period    $  1.000      $   1.000      $1.000

Income From Investment Operations
Investment income, net                     0.028          0.04        0.004

Net realized and unrealized gain (loss) on
        investments                        0.000          0.001(d)        -

        Total from investment operations   0.028          0.041       0.004

Less Distributions
From investment income, net                0.028          0.040       0.004

In excess of investment income, net        0.000              -           -

In excess of net realized gain on
        investments                            -          0.001           -
        Total distributions                0.028          0.041       0.004

Net asset value, end of period            $1.000         $1.000      $1.000

Total Return                                5.74%(a)       4.13%      2.69%(a)

Ratios/Supplemental Data
Net assets, end of period             $23,046,068     $22,006,141  $2,335,633

Ratio of expenses to average net assets      0.40%(a)      0.40%      0.40%(a)

Decrease in above ratio due to waiver
of investment advisory and administration
services fees and reimbursement of
other expenses                               0.46%(a)      0.64%      25.54%(a)

Ratio of net investment income to
average net assets                           5.72%(a)      4.16%       2.67%(a)

(a) Annualized
(b) Not annualized
(c) Commencement of operations
(d) Includes the effect of net realized gains prior to significant increase in shares outstanding.
See Notes To Financial Statements

Notes To Financial Statements
June 30, 1995 (Unaudited)

1. Organization

AMT Capital Fund, Inc. (the "Fund") was organized as a Maryland corporation on August 3, 1993 and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Money Market Portfolio commenced operations on November 1, 1993 and the HLM International Equity Portfolio commenced operations on May 11, 1994. The Fund currently has two active Portfolios. The costs incurred by the Fund in connection with the organization and initial registration are being amortized in the Money Market Portfolio on a straight-line basis over a sixty-month period. The unamortized balance of organizational expenses at June 30, 1995 was $58,926.

2. Summary of Significant Accounting Policies

Securities

All securities transactions are recorded on a trade date basis. Interest income and expense are recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The Fund amortizes discount or premium on a daily basis to interest income. The Fund uses the specific identification method for determining gain or loss on sales of securities.

Income Tax

There is no provision for Federal income or excise tax since each Portfolio has elected or will elect to be taxed as a regulated investment company ("RIC") and therefore complies with the requirements of Subchapter M of the Internal Revenue Code applicable to RICs and has distributed all of its taxable income.

Valuation

All investments in the HLM International Equity Portfolio are valued daily at their market price, which results in unrealized gains or losses. Securities traded on an exchange are valued at their last sales price on that exchange. Securities for which over-the-counter market quotations are available are valued at the latest bid price. Deposits and repurchase agreements and reverse repurchase agreements are generally valued at their cost plus accrued interest. The value of other investments is determined under procedures established by the Fund's Board of Directors. All investments in the Money Market Portfolio are valued daily on an amortized cost basis, which approximates fair value and is consistent with Rule 2a-7 of the Investment Company Act of 1940.

Expenses

Expenses directly attributed to each Portfolio in the Fund are charged to that Portfolio's operations; expenses which are applicable to all Portfolios are allocated among them based on average daily net assets.

Dividends to Shareholders

It is the policy of the HLM International Equity Portfolio to declare dividends on all of its net investment income on a quarterly basis. Net investment income dividends are payable and reinvested quarterly. It is the policy of the Money Market Portfolio to declare dividends daily on all of its net investment income. Net investment income dividends are payable and
reinvested monthly.   Net short-term and long-term capital gains distributions
for both Portfolios, if any, are normally distributed on an annual basis.

Dividends from net investment income and distributions from realized gains from investment transactions have been determined in accordance with income tax regulations and may differ from net investment income and realized gains recorded by the Fund. These differences are due primarily to differing treatments for foreign currency-related transactions and losses deferred due to tax regulations and are recorded as temporary overdistributions of net realized gain on investments or investment income, net, in the statement of changes in net assets.

Currency Translation

Assets and liabilities denominated in foreign currencies and commitments under forward exchange currency contracts are translated into U.S. dollars at the mean of the quoted bid and asked prices of such currencies against the U.S. dollar.

Purchases and sales of portfolio securities are translated at the rates of exchange prevailing when such securities were acquired or sold.

Income and expenses are translated at exchange rates prevailing when accrued. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Net realized gains and losses from foreign currency-related transactions arise from sales and maturities of short-term securities, sales of foreign currency, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund's books, and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized appreciation on translation of assets and liabilities denominated in foreign currencies arise from changes in the value of assets and liabilities other than investments in securities at the period end, resulting from changes in the exchange rate. At June 30, 1995, the balance of net unrealized (depreciation) related to the changes in the exchange rate in the value of assets and liabilities other than investments was ($32,494).

3. Investment Advisory Agreement and Affiliated Transactions

The Fund's Board of Directors has approved investment advisory agreements (the "Agreements") with the Investment Advisers. The investment advisory fees to be paid the Investment Advisers are computed daily at an annual rate of 0.75% of average daily net assets of the HLM International Equity Portfolio and 0.25% of the average daily net assets of the Money Market Portfolio. The fees for both Portfolios are payable monthly. The Investment Advisers for the HLM International Equity Portfolio and the Money Market Portfolio, Harding,
Loevner Management, L.P. ("HLM") and AMT Capital Advisers, Inc., respectively, and the Fund's Administrator, AMT Capital Services, Inc., have voluntarily agreed to waive the investment advisory fees and the administration fees. In addition, the Investment Advisers have agreed to reimburse, if necessary, the Portfolios for any excess expenses over 1.00% and 0.40%, respectively, (on an annualized basis) of the HLM International Equity Portfolio's and the Money Market Portfolio's average daily net assets. The Money Market Portfolio's sub-adviser is paid sub-advisory fees from the Investment Adviser, not the Portfolio. Directors' fees and expenses of $5,081 were paid for the six months ended June 30, 1995 to directors who are not employees of the Investment Advisers.

4. Investment Transactions

Purchase cost and proceeds from sales of investment securities, other than short-term investments, for the six months ended June 30, 1995 totaled $28,492,181 and $1,446,316, respectively, for the HLM International Equity Portfolio.

The components of net unrealized appreciation (depreciation) of investments at June 30, 1995 for each Portfolio were as follows:

                                         Money        HLM International
                                         Market            Equity
                                        Portfolio         Portfolio

Gross Unrealized Appreciation          $       -          $  1,107,888
Gross Unrealized Depreciation                                 -451,473
                                       $       -           $   656,415

The cost of securities owned by the Portfolios at June 30, 1995 for Federal tax purposes were substantially the same as for financial statement purposes.

The HLM International Equity Portfolio enters into forward foreign exchange currency contracts in order to hedge its exposure to changes in foreign currency exchange rates on its foreign portfolio holdings. A forward exchange contract is a commitment to purchase or sell a foreign currency at a future date at a negotiated forward rate. The gain or loss arising from the difference between the cost of the original contracts and the closing of such contracts is included in net realized gains or losses on foreign currency-related transactions. Fluctuations in the value of forward foreign currency contracts are recorded for book purposes as unrealized appreciation or depreciation on translation of assets and liabilities denominated in foreign currencies. Risks may arise from the potential inability of a counterparty to meet the terms of a contract and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

The Fund enters into foreign currency transactions on the spot markets in order to pay for foreign investment purchases or to convert to dollars the proceeds from foreign investment sales or coupon interest receipts.

At June 30, 1995, the HLM International Equity Portfolio had the following outstanding foreign exchange currency contracts, both to purchase and sell foreign currencies on the forward and spot markets, as follows:

                                                                                             Unrealized
Contract                                                  Cost/           Current           Appreciation
Amount                                                   Proceeds          Value           (Depreciation)

Forward Foreign Exchange Buy Contracts
      200,379   Swiss Francs maturing 7/31/95            $174,911         $174,291             $(620)
      145,798   Deutche Mark maturing 7/31/95             105,383          105,492               109
   25,629,245   Spanish Peseta maturing 7/31/95           211,759          211,744               -15
    3,404,190   French Franc maturing 7/31/95             697,794          702,065             4,271
       13,696   Great British Pounds maturing 7/3/95       21,977           21,779              -198
       11,239   Great British Pounds maturing 7/4/95       18,034           17,872              -162
       72,265   Great British Pounds maturing 7/5/95      114,518          114,909               391
       78,849   Great British Pounds maturing 7/31/95     124,936          125,320               384
      472,316   Netherlands Guilder maturing 7/31/95      304,622          305,482               860
      151,575   Singapore Dollar maturing 7/3/95          315,815          315,659              -156
      380,639   South African Commercial Rand
                    maturing 7/31/95                      104,585          104,698               113

Forward Foreign Exchange Sell Contracts
       15,600   Swiss Francs maturing 7/3/95               13,419           13,569              -150
        9,300   Singapore Dollar maturing 7/3/95            6,644            6,661               -17

                                                                                      $4,810

5. Capital Share Transactions

As of June 30, 1995, there were 250,000,000 shares of $.001 par value capital stock authorized in the HLM International Equity Portfolio. Transactions in capital stock for the HLM International Equity Portfolio were as follows for the periods indicated:

                             Six Months Ended         Period From May 11, 1994*
                                 30-Jun-95               to December 31, 1994
                            Shares       Amount          Shares        Amount

Shares sold              2,996,938     $30,463,084     924,387       $9,088,508

Shares issued related
to reinvestment of
dividends                    1,453          14,394       2,971           28,848
                         2,998,391      30,477,478     927,358        9,117,356
Shares redeemed            250,920       2,363,913      10,283          100,000
Net Increase             2,747,471     $28,113,565     917,075       $9,017,356

* Commencement of Operations



5. Capital Share Transactions (cont'd)

As of June 30, 1995, there were 1,000,000,000 shares of $0.001 par value capital stock authorized in the Money Market Portfolio. Transactions in capital stock for the Money Market Portfolio were as follows for the periods indicated:

                             Six Months Ended                 Year Ended
                                30-Jun-95                  December 31,1994
                           Shares     Amount              Shares     Amount


Shares sold          4,096,554       $4,096,554       20,414,473  $ 20,414,473

Shares issued related to reinvestment
of dividends           625,279          625,279          796,922       796,922
                     4,721,833        4,721,833       21,211,395    21,211,395
Shares redeemed      3,703,148        3,703,148        1,530,436     1,530,436

Net increase         1,018,685       $1,018,685       19,680,959  $ 19,680,959

6. Repurchase and Reverse Repurchase Agreements

Each Portfolio may enter into repurchase agreements under which a bank or securities firm that is a primary or reporting dealer in U.S. Government securities agrees, upon entering into a contract, to sell U.S. Government Securities to a Portfolio and repurchase such securities from the Portfolio at a mutually agreed upon price and date.

Each Portfolio is also permitted to enter into reverse repurchase agreements under which a primary or reporting dealer in U.S. Government securities purchases U.S. Government securities from a Portfolio and the Portfolio agrees to repurchase the securities at an agreed upon price and date.

Each Portfolio will engage in repurchase and reverse repurchase transactions with parties selected on the basis of such party's creditworthiness.
Securities purchased subject to repurchase agreements must have an aggregate market value greater than or equal to the repurchase price plus accrued interest at all times. If the value of the underlying securities falls below the value of the repurchase price plus accrued interest, the Portfolio will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults on its repurchase obligation, the Portfolio maintains the right to sell the underlying securities at market value and may claim any resulting loss against the seller. When a Portfolio engages in reverse repurchase transactions, the Portfolio will maintain, in a segregated account with its custodian, securities equal in value to those subject to the agreement.

Officers & Directors and Other Pertinent Information

Officers and Directors

Robert B. Allardice, III
Director of the Fund

Patricia A. Gammon
Director of the Fund

Alan M. Trager
President and Director of the Fund

Wiliam E. Vastardis
Secretary and Treasurer of the Fund

Carla E. Dearing
Vice President and Assistant Treasurer of the Fund

Investment Adviser
(HLM International Equity Portfolio)

Harding Loevner Management, L.P.
50 Division Street
Somerville, NJ 08876

Investment Adviser
(Money Market Portfolio)

AMT Capital Advisers, Inc.
430 Park Avenue
New York, New York 10022

Sub-Adviser
(Money Market Portfolio)

Fischer Francis Trees & Watts, Inc.
200 Park Avenue
New York, New York 10166

Administrator and Distributor

AMT Captial Services, Inc.
430 Park Avenue
New York, New York 10022

Custodian and Fund Accounting Agent

Investors Bank & Trust Company
P.O. Box 1537
Boston, MA 02205-1537

Legal Counsel

Dechert Price & Rhoads
1500 K Street, N.W.
Washington, D.C. 20005-1208

Independent Auditors

Ernst & Young LLP
787 Seventh Avenue
New York, NY 10019